UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_______________________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 18, 2014

Sevion Therapeutics, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-31326	84-1368850
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4045 Sorrento Valley Boulevard., San Diego, CA	92121
(Address of Principal Executive Offices)	(Zip Code)

858-909-0749
(Registrant's telephone number, including area code)

___________________Not applicable_____________________ (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 1.01 Entry into a Material Definitive Agreement.

On December 18, 2014, Sevion Therapeutics, Inc. (the “Company”) entered into a Collaboration Agreement with CNA Development, LLC, an affiliate of Janssen Pharmaceuticals, Inc. (“Janssen”) to discover antibodies using the Company’s spatially addressed library platform (the “Collaboration Agreement”). The collaboration facilitated by the Johnson & Johnson Innovation center in California will include discovery of antibodies against multiple targets in several therapeutic areas. The Company and Janssen will jointly conduct research on antibodies discovered by the Company, and Janssen will have an option to an exclusive license to develop, manufacture, and commercialize candidates resulting from the collaboration.

Under the terms of the agreement, the Company will receive an up-front payment and research support payments for activities conducted in collaboration with Janssen. For candidates licensed by Janssen, the Company would be eligible to receive payments upon the achievement of certain development and commercial milestones potentially totaling up to $125 million as well as low single digit royalties on product sales.

The foregoing summary of the Collaboration Agreement does not purport to be complete and is qualified in its entirety by reference to the Collaboration Agreement, which the Company intends to file as an exhibit to the Company’s quarterly report on Form 10-Q for the quarter ending December 31, 2014 or as an exhibit to an amendment to this current report on Form 8-K, with portions omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

Item 8.01 Other Events.

On December 22, 2014, the Company issued a press release announcing the Collaboration Agreement.

A copy of the press release is filed as Exhibit 99.1 hereto and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press Release of Sevion Therapeutics, Inc. dated December 22, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SEVION THERAPEUTICS, INC.

Dated: December 22, 2014	By:	/s/ Ronald A. Martell
Name: Ronald A. Martell
Title: Chief Executive Officer